Exhibit 99.1

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

ADVANCED DIGITAL INFORMATION

December 9, 2004

3:15 p.m. CST

Coordinator	At this time, all participants are in a listen-only mode. After the presentation, we will conduct a question and answer session. Today’s conference is being recorded, so if you have any objections you may disconnect at this time. I will now turn the meeting over to Mr. Peter Van Oppen. Sir, you may begin.

K. Ludwig	Hello, this is Katie Ludwig, associate council at ADIC. Welcome to ADIC’s Fourth Quarter and Fiscal Year 2004 conference call. We’re here in Redmond, Washington with Peter Van Oppen, Chair and CEO; Jon Gacek, Executive Vice President and Chief Financial Officer; Charles Stonecipher, Executive Vice President, Product Development and Strategy; and William Britts, Executive Vice President, Sales and Marketing.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

The call will consist of Peter’s introductory remarks, after which we will host a question and answer period as described by the operator. We expect to finish in less than one hour.

As always, listeners should note that the following discussion will include forward-looking statements and other subjective information. Our actual results may differ materially from those projected or discussed and our subjective opinions may prove incorrect. Additional information concerning the factors that could cause a difference in projections is included in our annual report on Form 10-K for the year ended October 31, 2003. Now, let me introduce Peter Van Oppen.

P. Van Oppen	Thanks, Katie, and welcome. We are pleased to report earnings of $4.9 million or $0.07 per share for the fourth quarter ending October 31st and $7.2 million or $0.11 per share for the full fiscal year 2004. The quarterly number is down $841,000 or about 15% when compared to the same quarter last year; and the annual number is down a little more than $5 million when compared to fiscal 2003.

However, I began by saying we were pleased with this report, and we are. Although, clearly year-over-year comparisons need to be better, we are pleased because the fourth quarter showed significant sequential improvements in a number of ways and provides further and continuing confirmation that we are executing our strategy well.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

Fourth quarter sales were up sequentially by about 5% from $110 million reported in the third quarter; but significantly branded sales were up 14% sequentially to an all-time record of more than $65 million for the period or 57% of total sales. As most of you know, our branded sales typically earn a higher gross margin on comparable products that do our OEM sales. In addition, the mix of products tends to be more technologically sophisticated in our branded sales channels, which also contributes to a higher gross margin potential.

For the quarter, OEM sales represented about 43% of sales, reflecting a 5% sequential decline and a 14% sequential decline from the same quarter a year ago. However, on an annual basis, branded sales are up 9% and OEM sales are up 5% for overall 7% revenue growth.

Margins reflected this improved sales mix, as we saw an increase of 250 basis points or 2.5 percentage points, to 29.4% of sales during the fourth quarter. This is the highest gross margin percentage in the last four quarters and reflects the effects of improved mix and higher volume as we enjoy the benefits of new branded channels and products.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

The sequential decline in OEM sales for the quarter relates primarily to the end of the product life cycle on a single product sold through a specific customer over more than four years. And the company believes it does not reflect any weakness that aide its long-term partnership with that customer.

Quarterly operating profit improved $5.5 million sequentially from a loss of $3.3 million in the third quarter to an operating profit of more than $2.2 million in the fourth quarter. This $5.5 million turnaround in operating profit on a $5.4 million sales increase, to make that point the operating profit improvement, was, in fact, greater than the total sales increase, demonstrates the operating leverage that comes from improved margins and careful expense control.

Operating expenses were sequentially down by approximately $1.2 million overall, with a decrease of $1.6 million in sales and marketing being partially offset by increases in both general administrative expenses and R&D; those were quarter numbers. For the year, operating expenses grew nearly 4% to $127 million, including on an annual basis, a $7.1 million

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

increase in sales and marketing. Now those operating were down a bit in the fourth quarter, but had a healthy 4% increase during the year, as we continued to invest sales and marketing particularly, and maintain high rates of expenditure in R&D.

Quarterly net income of $4.9 million and annual income of $7.2 million each include a significant income tax benefit of approximately $2.5 million. Demonstrating my own good judgment, I’ll let Jon Gacek answer any further questions on the tax provision.

Finally, cash and short-term marketable securities continue to grow, reaching nearly $233 million at the end of the fiscal year, including $32 million in cash provided by operating expenses during the year. Of course, we also repurchased over $9 million in stock during the third quarter, which is a net decrease in our ending cash.

We see a terrific future for a transformed company. We dramatically ramped up our R&D in 2002 and 2003 in an effort to develop storage solutions of increased technical sophistication, including software and disk, as well as tape. In 2004, R&D spending stayed about flat, as sales and marketing continued on a steep incline begun in 2003 in an effort to develop sales channels and skills sufficient to support our increasingly advanced solutions.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

Throughout recent years, we have steadily increased our field service and support capability. Incidentally, we do expect to offer a separate revenue disclosure for our service business throughout fiscal 2005.

At the end of last quarter, we announced an important reseller partnership with EMC in tape automation that significantly extends the reach of our branded channels. We retain terrific OEM partnerships with Dell, IBM, and others, as well as having a well-developed outsourcing strategy implemented during 2004 that is helping to keep our low cost products cost competitive. Also during fiscal 2004, we began shipping our Pathlight VX disk-based backup solution, incorporating many disk-based technologies that are critical to our future.

Having said these things, guidance does continue to be a challenge for us in this transformative phase of our growth. First, let me say ADIC is emphatically a growth company. Despite the tough technology market in the last two or three years, we have achieved an approximately 15% compounded annual sales growth rate since the peak boom years of 1999.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

We believe technology companies must continue to grow and to change at a rate that is virtually unheard of among businesses outside the technology sector. We believe lack of growth in technology companies is tantamount to a slow death.

To that end, we have executed a strategy to transform ADIC from a company primarily focused on tape libraries to one with a broad stable of technologies, channels, and service necessary to support software, disk, and tape-based solutions in the growing and rapidly evolving backup and archive storage markets. We do participate in a growth market and we expect to take advantage of it.

We are slowly, but surely seeing significant signs of the success of this strategy, but uncertainties dictate caution in any forward-looking guidance. We have built our budget for 2005 to be moderately profitable at what we consider to be a base case plan, while retaining the flexibility to support what we consider a reasonable growth scenario.

We have also allowed, and this is an important point, we have also allowed for the continued reduction in certain low-margin OEM products, which will dampen top line sales growth, but which should yield at increased growth margin percentage as they are replaced with newer, higher margin OEM and branded products.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

Our overall sales mix will likely be over 60% branded products during fiscal 2005 as a whole. The base case I eluded to implies a mix improvement on relatively flat overall annual sales of about $460 million, with operating profit at that volume and mix in the range of 3%. It also includes growth in branded sales and share gain in those markets most important to our future. That flat revenue growth includes a decline, as I said, in some lower margin OEM products to be replaced with higher margin branded products, helping mix and margins.

The reasonable case implies growth of approximately 10% overall to $500 million, with operating profits in the range of 6%. The difference between the two depends primarily on the rate of continued customer acceptance of our newer software and hardware-based storage solutions, as well as the rate of acceleration in new branded reseller channels. We continue to play to win. Our management incentive awards are based, not on the base case, but on the reasonable case. Either result, and I want to emphasize this, either result will leave us well-positioned to reach our targeted levels of operating profit as a percentage of sales as the underlying trends persist. Both of those results with the improved margin will demonstrate a significantly improving business model in high growth markets with significant continued improvement potential.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

During the first quarter, we expect sales fairly similar to the just completed quarter, although the mix could be slightly less profitable, due to seasonal strength among our OEM partners. Most of you know, both Dell and IBM’s fiscal years end in what is our first quarter; those tend to be strong OEM quarters with an effect on our mix and margin. We have too little experience with our newest reseller channels to accurately forecast their effect on our branded business by quarter through 2005.

With that, we’re happy to take any questions. Operator, Mark.

Coordinator	Certainly. We’ll now begin the question and answer session. I’m going to take the first question from Mark Kelleher. Sir, you may go ahead with your question.

M. Kelleher	Thanks. Let’s start with the guidance you just mentioned going into Q1 on the revenue line. You’ve got two of your OEMs coming in strong off of their year-ends and you’ve got EMC, which should have a very strong quarter as well. Why would you be giving flat revenue guidance into the next quarter?

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

P. Van Oppen	There are a couple of factors there, Mark. In the first one, I want to make it clear is uncertainty, I don’t want to get out ahead of what I can see with some level of comfort. There are some historical trends we have to buck for strength in the first quarter, typically because our fiscal year ends October 31st and we have a fairly strong federal systems business, which tends to peak in September. We have some structural commission, annual kickers that tend to cause our branded business to peak in our fourth quarter and roll off a little bit in first.

In the last couple of years as IBM and Dell have become strong, the strength of their quarters and what is our first quarter has tended to offset that. If you were to go back prior years, you would find that we had a typical decline in our branded business in Q1. I’m just not confident enough of underlying trends to say we’ll see a big boom in Q1. I don’t want to say that we couldn’t have a flatter, improved quarter. I’d really like to see the improved margin mix and I want to be cautious in our expectations. Our trend in our expectations for the three you mentioned that would suggest anything other than caravene at the new ones and maintenance of share of the old ones. I don’t anticipate big customer loss or anything of that ilk.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

M. Kelleher	Can you give some insight as to how EMC ramped in the quarter and how that’s looking?

P. Van Oppen	I think, just as we’ve always been very reluctant to give specific guidance on OEM customers; Dell and IBM get identified because they meet the 10% threshold for disclosure in the 10-K. But just as we are reluctant to comment at specific customers, I’m reluctant to comment specifically on EMC. I will say that we very much enjoy working with EMC and have a full appreciation of their formable strength in the marketplace, the breadth of their technical skills and customer contacts. Beyond that, I think it’s not appropriate for me to comment. If they choose to do so, you can rely on that.

M. Kelleher	Okay, I’ll let it go there. Thanks.

Coordinator	The next question comes from Robert Chimmy, go ahead.

R. Chimmy	Hello. Good afternoon. I wondered if you could elaborate a little bit more, Peter, on you’re talking about some changes in the mix of your OEM product, and I wondered if you could elaborate a little bit on what

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

that means. And then also if you could talk a little bit about – you’re talking about strength in branded products. I wondered if you could elaborate on what that means, and what products you see there being strong, and why you believe that’s going to improve your sales mix and gross margin mix.

P. Van Oppen	It’s a good question. I think this answer will be particularly clear to those of you who followed ADIC for a period of time. We began as a reseller, developed the technology that served workgroup and departmental markets and those were our branded products. As we grew, we developed more R&D expertise. Our products became more complex and moved further up into the enterprise.

What’s happened to us over time is our historic workgroup and departmental franchise has begun to rely more heavily on the OEMs. We have broader coverage in those territories and our branded sales force has tended to become more skewed toward the enterprise-type products. The particular kinds of successes we’d see are branded sales forces support all of our reseller channels, including EMC and there is a long list of others. They tend to be skewed toward the enterprise; our flagship products in that space is probably the I2K right now; it continues to do very, very well.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

We’re optimistic about our Pathlight, disk base archive at backup or backup at archive products; and we have a sequence of potential new software and disk intensive products in that space. We also have business up in what we call our 10-K space that gets even further up into the enterprise. We typically don’t go quite as large as you would see STK or IBM, but we have clearly moved up in that marketplace.

When we talk about the mix change, some of our earlier products are also some of our least technically sophisticated and as you’d expect, those products have moved closet to commodities over the years as they end of end of life, be they frankly branded or OEM channel, we hope the effect is that more of our mix is made up by products that have a higher R&D content and higher gross margins.

Overlaying that, of course, as we’ve always said, all things being equal the same products sold through a branded channel have a higher gross margin to cover the sales cost than an equivalent product sold through the OEM channel. So you have a mix of products that is improving as we move up in the market to more complex, higher R&D products. We also have as the mix of our distribution channels, meaning OEM and branded, shifts towards branded you tend to even get at the same types of products being sold a little bit of margin improvement, so there’s a compounding effect and we’re optimistic those trends will tend to continue.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

I do want to make it clear that there are seasonal effects. As I said in Q1, OEM maybe a little stronger and if OEM is stronger that will have an effect on our margin number, but in aggregate over time those trends are pretty strong.

R. Chimmy	You used to talk about your ISS, intelligence storage grouping of products. I’m wondering if there’s some way you can quantify for us the rate of growth that you’re seeing in what you’d consider ISS or your higher technology products, versus what would be some of your more commodity-related products.

P. Van Oppen	We ran about – although we didn’t give that number in the press release – ran just under 42% ISS products this quarter by the definition we’ve been reporting. We’ve been struggling with that as its correlation to gross margin the last year, because volume effects and the branded and OEM mix have tended to muddy whether that was a useful number. If you’re asking, more specifically, some of the products that are in there, we have been very pleased to see the growth in the i2K product, which we regard basically as a tape automation product with a built-in computer with a lot

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

of monitoring, and performance, and management features built into its capability. It’s blaze-based and has significant upgrade potential in that platform. We see that very much as an ISS type product. It continues to do very well. The new Pathlight products, of course, at a small base are getting strong customer acceptance.

We really are essentially quite pleased with the success we’re having in those products. When I say it gets muddied, another factor that muddies it is we have some very strong, what I would call mid-range products in the OEMs. One of the things that happens is you launch one of those products and in our OEMs that takes off, it’s hard to draw correlations about the overall margin in the short-term, because it would be different places in the ramp. But if your question was do we expect by and large over time our growth to come from the ISS based products, the answer is yes.

R. Chimmy	Okay. So those are continuing to grow at a rate that you’re pleased with, it sounds like what you’re saying?

P. Van Oppen	We’re pleased with our win rate on those products and we’re pleased with the new channels that those products have been afforded.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

R. Chimmy	Okay.

J. Gacek	I think, Bob, as Peter talked about the mix of branded OEMs in 2005 as the business tends to shift more branded, it is historically true that we sell more ISS products in our branded channels, even though we still do sell them in our OEM channels. So as our mix moves towards branded, our ISS will go up as well.

R. Chimmy	Okay. As a follow-on to that, it sounds like the tone of your comments is you’re more optimistic about the growth potential in the branded channels and you talked about penetration of the enterprise. Can you expand on that a little bit more? Does that mean that the ISS or what I’d call your higher technology content products — do you feel that you’re going to see better growth in the enterprise and that’s why you’re optimistic about branded, and how does that compare to where you were, say, a year ago?

P. Van Oppen	That’s basically correct, although, I’ll have to answer your second part in a minute. You’re basically correct. We feel good about that. The reason we’re pleased with this quarter is not that were so sanguine about the top line; earnings are fine. The reason we’re pleased about this quarter is that we were able to show such a strong sequential improvement in operating

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

income and gross margin, and it appeared to us to demonstrate a power of moving to a 57%/43% branded/OEM mix. We have a number of things in place that will cause that to continue.

Now, I want to make it clear, you asked to compare us to a year ago. There are people on the call and I want to be absolutely upfront about it, there is no change in our strategy from a year ago. If you were to replay the call a year ago, I think you would hear me say that we’ve been increasing our expenses in R&D. We followed that with a steep increase in sales and marketing to move our branded channels to the marketplace and initiate the kind of transformation we described.

This year has been a tougher year and that transformation has been slower than we liked. Some of our new channels were slower to begin than we had hoped in that period, but we are pleased to see that improvement be demonstrated this quarter. We don’t know that it’s an entirely smooth road, but we think we have confirmation that the strategy is working. We think that as we continue that strategy there is opportunity for significant, very significant, in fact, operating leverage and sustained growth. One of the things that we liked about that model is the growth in those products and that profitability also tends to be stickier or less commoditized tighter relationships with our customers, and we think that’s a very health thing for a technology business.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

R. Chimmy	I have one last quick question to follow-up on that, Peter. Is EMC playing – is that relationship playing any role in your confidence about the outlook for the branded business?

P. Van Oppen	Of course, we consider EMC an important partner. There’s no question about that and I can’t comment on size, scale, or anything else, except what I said earlier. They are a very formidable company with resources for which we’ve developed a considerable amount of success and we’re glad to be a partner with them.

R. Chimmy	Thank you.

Coordinator	The next question comes from Naveen Bobba, go ahead.

N. Bobba	Thank you. I have a few different questions. First, some housekeeping stuff. If I remember right, Jon, you had indicated that operating expenses could actually go up for this quarter by a couple of million dollars. Jon, can you explain what exactly happened and why expenses came in better?

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

J. Gacek	Sure. There are two main things. One is – I talked about R&D – one of the biggest differences is, we didn’t pay as much profit sharing as we had anticipated paying. We expected that to be higher and frankly, we didn’t get to where we wanted to get and we had less profit sharing. The other is — we haven’t talked about next quarter much, we’ll expect about a million or so increase in operating expenses from this level. Most of that has to do again with timing of R&D projects, but they’ll be some other things in there as well. Some things moved a little bit –

The other thing I would say is we focused on being profitable and along with not paying as much profit sharing, we also were very tight on expenses. I think we talked about that both in the comments and the release and we want to make more money.

N. Bobba	On the same topic, Jon, what’s a good estimate for operating expenses for next year in ‘05?

J. Gacek	I think if you go through the math and I’ll spend a little farther than that, because you’re asking me a question about the model, we talked about a base budget that was around $460 million and a reasonable budget that’s at $500 million. We talked about shift in branded and OEM mix, which is going to drive margin up. Margin should go up as a result of that. I think expenses should not have to grow dramatically.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

For those of you who are modeling and I think you heard Peter and I both say this, R&D will be around $40 million, G&A will grow more than it has in the past, mostly because this is our SarbOx year and we’ll be investing some money there, and sales and marketing will go up some as it relates to revenue. But as everybody points out, we’ve ramped sales and marketing pretty significantly in the past 12 months, and we don’t need to do a lot there to generate the types of growth rates that are in both the base and the reasonable budget.

P. Van Oppen	One of our strategies for branded sales, Naveen, I think you’re aware, is to have what we’d call a terminally leverage sales model. Remember, we are not a direct sales model company. So if we can get our channels working, and it’s a lot channels, not just EMC that people have referred to, but if those relationships are working well, we turn our field people into folks who can help close orders, but they aren’t bird dogging them all.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

N. Bobba	If I can follow-up on that, Peter, and given your comments about the decline in the low margin products and branded product increase, what’s a good guesstimate for gross margins then for next year?

J. Gacek	I think, Naveen, that you could and it’s going to depend a bit mix within mix, but I think the base and reasonable concept that we’ve put out there, a 200 to 400 basis improvement in gross margin is a reasonable way to think about it.

P. Van Oppen	With the caveat, be careful not to be too aggressive in the first quarter on that, because we are cautious of the OEM strength in the first quarter affecting that trend.

N. Bobba	Just going back to your comment about a base case of $460 million, it’s about roughly flattish in revenue. Given the expenditures you’ve spent in R&D and new products and certainly two of your customers are growing quite strong in storage market, how should we look at the client revenue expectation for next year? Is it a problem that can beat market as such? What exactly is causing the lack of revenue growth there?

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

P. Van Oppen	We chose the word base case and reasonable very carefully. I have not quite consciously assigned a probability between the two. I can tell you that our management incentives are all focused around what we call the reasonable case. I’m trying to, by putting a range in there, we are trying to highlight the uncertainty we feel, not establish a strong set of probabilities.

Within that caveat, I would say don’t forget that the base rate when I say it has 60% branded sales in it or better for the year, implicit in it is a growth rate in branded that’s reasonable. What’s happening in it is a decline in some lower OEM margin business that’s obscuring the growth rate in the branded business. If you go to the $500 million model, again with the 60% or better branded, you have the same phenomenon and, hopefully, an even stronger branded mix as the percentage of the total.

N. Bobba	Okay. Just to be clear on the branded mix, so you are including EMC in the branded mix?

P. Van Oppen	Absolutely. We include all products that have either the brand on it or the character of a branded sale in branded, and we include in OEM, products that usually have the customer’s brand on it. We have one exception I can think of and there may be some others, where we include in OEM branded

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

software, because it has the character of an OEM relationship. That is, they own all — but typically they have service; typically they’re dealing with all the engagement on the customer and we’re simply having an ongoing fulfillment relationship as you would in OEM. We try to distinguish very carefully, but yet the answer is EMC is clearly a branded relationship. We have a shared-service customer contact responsibility and it is very much a branded product.

J. Gacek	Naveen, on the OEM business, one thing I think we could say on that is this is a very, very low end product. This is not a product that would be replaced by one of our traditional storage competitors. This would be replaced by somebody taking it to a contract manufacturer to build. It’s a very, very simple product, a very, very low margin. What was driving that is the change from LT02 to LT03 and the standalone drive that people sell with those. The OEM down has nothing to do with our core OEM relationships. It really is a product that moved to a contract manufacturer type environment.

N. Bobba	Finally, Jon, can you talk about what got the tax benefit for the quarter and then an estimate for tax rate next year?

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

J. Gacek	Sure, this is one of my favorite topics. Peter threw me a lob in the call earlier, too. As you guys know, we talked about this the last couple of years. We have some very strong tax plan strategies, where we get basically $2 million of permanent deductions because of R&D tax credits and the way we’re structured internationally, regardless of what our pre-tax income is. So at low levels of pre-tax income, we have a very, very low tax rate.

In addition to that this particular year, we had a successful resolution of several audits, and as a result of that, we were able to record a benefit in the tax line of about $2.3 million. Our work here is ongoing. The team that we have is very strong. We have some very good tax plan ideas. As I mentioned, we did go through an audit process and feel really good about the result.

So it is a bit unusual and, again, I think if you look forward to next year, we’re going to continue to push that. But for model purposes, I would model in 33% and as time goes on through the year as some of these things we’re implementing become clearer, we’ll update you on those calls. But for purposes of looking out, I’d use 33%. That’s what I’m using in my internal budget.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

P. Van Oppen	Naveen, with the concurrence of our auditors, we always are very conservative in how we book the tax provision. For instance, we may think we have a very strong tax position, but if we think there’s a high probability it will be audited, we’re very likely to be cautious in booking a successful outcome of that audit, even if we have not been audited yet, if we think it’s very likely to be challenged. We tend to be cautious and that’s one of the reasons where we prevail or where our tax planning is more improved, we tend to have a little upside now or then.

N. Bobba	Thank you, guys.

Coordinator	The next question comes from Clay Sumner. Go ahead.

C. Sumner	Thank you very much. Now just to get back on the R&D thing, I think last quarter, you said to expect a couple of million dollars in R&D expense for some new tooling stuff. Should we expect that next quarter?

J. Gacek	Thanks for the question. I tried to clarify that. I think from Q1, again there will be some moving between – I think you can model operating expenses about a million higher. The bulk of that will be R&D centric and our headcount doesn’t change dramatically in R&D. What tends to change is project expense.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

I guess I’m also happy to say, just from wearing my CFO hat, that we didn’t need to spend all the money to get to where we needed to get. So these are things that are prototypes and things that we’re throwing away, and that does become variable at times and to the extent we don’t spend as much on that, that’s great. I think the number you could use is about a million higher than the total operating number we had this quarter.

C. Sumner	On the sales and marketing, why did that come down sequentially? It looks like it came down about almost $2 million.

J. Gacek	I’m not sure if it was $2 million or not.

C. Sumner	Not quite $2 million, it looks like one point or something like that.

J. Gacek	We have a couple of components there that are variable; marketing spend is a big one. We also, as you know, built-up quite dramatically in Q2 and Q3 and did some rationalization of where people were covering and what they were covering. I would put it under the expense control type analysis.

ADVANCED DIGITAL INFORMATION

Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

We feel good about the team that we have, how they’re positioned, what our coverage is, and how we match up with EMC and our other branded channels. We feel really good going to the year that we’ve got the people in the right places and can cover what we need to.

C. Sumner	Did the total headcount change? Can you give that number?

P. Van Oppen	I don’t have that number right here. It did not change significantly, it’s around 1,100, but I do not have that at my fingertips.

J. Gacek	I think it’s reasonable.

C. Sumner	One final, I’m just trying to understand, I know we’ve talked about this before, if branded is going up significantly in the mix and if ISS is up significantly in the mix, I’m wondering why gross margin was down year-over-year on roughly the same sales. Is there an element of added cost because of the contract manufacturing relationship?

P. Van	Oppen That’s a great comment. We’re trying to do the accounting effectively. If we do that accounting effectively as we did in the past, there shouldn’t be much difference in the gross margin after result of that. There are different

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

things going on in the marketplace. I think it is a fair statement. We have on the commodities side of the business, that is the products that are lower margin, we have that pressure during the year to push those down.

I think generally what you read about if you were to count and go on somebody’s Web site, the number of lower-end boxes that are undifferentiated, and I’m speaking here really of autoloaders more than tape libraries, both margins have tended to get squeezed a little bit and that hurts us. That’s one of the reasons, frankly, that we’re acknowledging that some of that is a place we want to – we don’t mind if we lose some of that really low end business – exit some of that really low end business. Actually, the one I alluded to in the teleconference was one where we did not bid for the subsequent piece of business.

C. Sumner	I’m sorry, one last question. John, just a clarification, you said the $2.3 million tax benefit from the favorable resolution, that was this quarter or during the year?

J. Gacek	That was for the quarter. It’s in both periods, but it got resolved in this quarter.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

C. Sumner	Thank you very much.

Coordinator	The next question comes from Mark Kelleher, go ahead.

M. Kelleher	Thanks. I just had a couple of additional housekeeping questions. If you didn’t have that tax benefit, what would you say that tax benefit was worth to you, $0.04?

J. Gacek	If we didn’t have it – the $2.3 million is roughly $0.04, but it’s going to round for you.

M. Kelleher	What were the operating cash flows in the quarter?

J. Gacek	Operating cash flows were – I have that –

P. Van Oppen	The $32 million I described in the teleconference is the operating cash flow –

J. Gacek	For the year. For the quarter, it was $8.3 million. For those of you who are doing models, maybe this is your next question, Mark, I think depreciation and amortization next year will be about $28 million, up from

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

$24.5 million this year. I think the range of expenditures for capital additions will be about the same, somewhere in the $12 million to $15 million range.

M. Kelleher	Okay. One last question, can you tell us what that end of life product was?

J. Gacek	I can’t tell you, but I can tell you that it’s very, very low end and very, very low margin. We didn’t lose it to a traditional competitor, it went to more of a contract manufacturer – I shouldn’t even say lose it – I think who will build it will be more of a manufacturer type product.

P. Van Oppen	There’s a hint, Mark, when I said we’ve been shipping it for more than four years. If you really wanted to do research, you might get there.

M. Kelleher	Okay. Thanks.

Coordinator	The next question comes from Robert Chimmy, go ahead, please.

R. Chimmy	Hello. I have another housekeeping item. Jon, the deferred revenue balance on the cash flow went up about $15 million. Can you explain that and how would that affect revenue in the first quarter?

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

J. Gacek	It won’t really have a dramatic impact in first quarter. Deferred revenue goes up for a couple of reasons: as our service business grows, service contracts are deferred, into the future you recognize them each month or each quarter. I think Peter made a statement early on that people might not have picked up on that we will be breaking up service revenue and service costs separately beginning in Q1. The reason for that is if it’s going to we believe it’ll exceed for fiscal 2005. That’s a GAAP requirement. So our service business has gone up.

The other place where you often get deferred revenue is in software. As our software business, while our revenues, we haven’t broken them out separately, it is another place where deferred revenue is being generated and that will work its way in over time. It won’t just be in one quarter, it’ll be over this year and in a couple cases, subsequent years.

R. Chimmy	Okay. I wonder if you we can get back to Pathlight for a minute. Peter, you mentioned earlier that when a customer accepts the product, it appears to be good. Can you elaborate a little bit on why Pathlight is doing well? And obviously, you’ve invested a lot in this product, why do you feel it’s well-positioned in the market?

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

P. Van Oppen	I think it’s important to distinguish where it’s positioned in the market, as opposed to being just well-positioned. There’s a lot of talk these days about interposing a layer of low cost typical Serial ATA disks in people’s data storage infrastructures and sometimes that’s in backup; sometimes people are thinking about Serial ATA for archiving. There’s an issue of what scale they’re dealing with. Are you trying to, in this particular category, are you trying to make a disk; emulate a tape drive; make it easy, make it small, make it cheap; or are you trying to make it big, fast, scalable, flexible?

Pathlight is positioned – it’s a big, fast, scalable, flexible area. It is a backup product; it emulates a tape drive. But we have layers of software in there that will allow for very high volumes of data to be moved into a disk layer that is emulating a tape drive and the customer then can set parameters to move that data automatically from disk onto tape. That’s a value in the high-end, where people don’t want to bring large amounts of data back onto their network, because it bogs down the network, they have to handle it again, and it requires significant amounts of administration.

Pathlight, basically, is at the high-end of this disk backup market. It can scale up to very large sizes. Our flagship accounts typically are large data centers handling large centers of data. We have some multiple site deployments across the country and the world in major environments.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

To characterize it, I would say typically we operate in a world where technically skilled people value its flexibility and, frankly, tolerate the challenge and the complexity associated with that high-end capacity and flexibility. That’s a very different product. I would compare it, for instance, and I don’t think there’s anything wrong with naming the Rio product you hear about. Quantum has a product in that space. Those typically, not all planning on the strength or weakness of the product, those would typically not be our competition.

Those are a smaller scale product, a much cheaper price point and a potentially interesting market, but I think it’s a fair statement that we believe Pathlight has more intellectual property running on standard platforms, generally running in environments designed for an open system world, but more intellectual property than most of the products in that space.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

One question we are often asked is, how it would compare to the Falconstore based products. We typically think we would operate a little bit above them in position in the marketplace.

Bill, do you have any comments you want to add on that. We have Bill here.

W. Britts	I think a couple things you said that are probably worth expounding on. One is the fact that this is a strategic decision for our corporate end users. Average sales are typically in the $100,000 and up range, but this just confirms this enterprise class positioning. Also, the other part of this is that people are buying into our roadmaps. The strength of our technology is that we can scale and expand this integrated disk and tape backup system into a solution that can go up into thousands of terabytes. That’s not a DX30, or a DX100, or a Rio type of product.

With the introduction of our Pathlight VX 2.0, which is really the first second generation product that integrates tape really as an extension of disk, what we’re able to do is, we’re able to provide disk space backup with policy management, with the ability to essentially cut the cost of that disk space backup in half depending on what ratio of disk and tape that you have.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

Key things to remember: for enterprise class customers, tape still plays an important role; it’s an important part of a disaster recovery data protection scheme. Disk, even Serial ATA, is still five to eight times as expensive as tape. So the ability to put disk and tape into a unified storage pool now provides you to be able to have the service level recovery performance that people are looking for from disk space backup, but you can reduce the cost significantly by including tape as part of that storage pool.

I would say just in summary, customers understand that just putting disks into their backup – and I think they’re learning more and more as there’s more attention on Serial ATAs as a tier in backup. They’re realizing that there’s still a very big management task involved and when we start dealing with very, very large amounts of data, 10 or 20 terabyte types of primary data to be backed up, you’re going to have to deal with that management cost.

R. Chimmy	How are your competitors reacting to the Pathlight?

W. Britts	I think competition in this sphere ranges everything from just raw disk, where somebody will be thinking about just putting in a Serial ATA and

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

the issues around that are really around the fact that you still need some kind of export ability; you’ve got to be able to eventually take it to tape. So from that standpoint, when we have people that understand the role of tape in a backup, which is typically heterogeneous environments with five terabytes enough to backup, we compete extremely well; and I think there’s really no virtual tape solution in that space that competes well.

We’re winning every one of the bake-offs when people value this ability to have very, very large amounts of data backed up. So performance is key. Scale ability is key and they see the long term advantage of being able to have policy based management to be able to move the data from a disk to tape without intervention of the backup out. So we’re doing extremely well there.

P. Van Oppen	You asked if our competitors are responding. Everybody in the storage business, I don’t mean tape manufacturers, I mean everybody in the storage bed business, including automation people like us and tape people like Storage Tek or disk people, more like EMC, they are all looking at ways to integrate an ILM strategy that includes various layers going from high-end disk to ATA disk to tape. There are some that have an optical component trying to manage the data in between. That’s true even of the software companies that support storage. They’re trying to migrate toward that.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

We have among the larger collections, I think disproportionate to our size, we have among the larger collections of owned technology to do that. There are several people that are OEM’ing pieces of technology – I saw something about Storage Tek in the Internet that somebody forwarded to me today, that they were in the stages of negotiating with somebody to provide the file system being a transfer capability. They don’t have that capability in-house.

I think the response of the competitor is everybody sees that the direction of storage is moving this way. The fight is about whether the control of the data resides, whether it stays in a storage layer, or up in an operating system layer, or a switch layer; there’re various discussion points of where that can be.

R. Chimmy	Your end customer mix, Peter, I know that over the years you’ve been focused on quite of number of financial, government, energy, and high-level media. Have those customer mixes changed very much over the past year or so?

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

P. Van Oppen	That’s a very good question. I always want to digress that all the car nuts around here like to through out our racing team as our best customer. Typically, when we introduce new technologies, they tend to go to vertical markets. You described our historical, typical, vertical, and strength; I would add federal, you didn’t mention some large scale federal recognizant, those kinds of high-end data applications from the government as well.

As the technologies become more standarized, we need to identify channels to make them a little more broadly applicable. We have made that transition in i2K, for instance. I2K is very much as any decent size company, not necessarily large, but any decent size company is a potential candidate for that. Pathlight is, too, all the early adopters tend to be fairly large companies or fairly large data centers, but they’re becoming increasingly general purpose from our verticals.

That’s not as true in our software. Our software tends to be fairly nichey when sold by itself. It tends to still be pretty focused in the rich media oil & gas, government specific verticals.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

R. Chimmy	One last question, how is AMASS doing as a standalone? Can you talk about it?

P. Van Oppen	That’s a good question. We’ve just announced a migration path for the AMASS data that has been stored on AMASS to move into our StorNext product. AMASS is mostly in a legacy mode where people have large volumes of data. There are certain situations where it’s still a very stable and attractive product for certain customers, but in most cases, it is migrating and we’re migrating people to AMASS data toward the StorNext product. As I say, in fact, we’ve just committed to provide a clear migration path there for key customers.

R. Chimmy	How is StorNext doing?

P. Van Oppen	That’s a great question. We don’t break software out separately. There are StorNext elements embedded in Pathlight, which are very crucial to Pathlight. We have announced one, and alluded to the existence of another OEM relationship that are built around StorNext technologies. They’ve not reached a point where we’re going to comment on them separately.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

R. Chimmy	Thank you.

Coordinator	The next question comes from Greg Saunders, go ahead.

G. Saunders	I was just wondering if you could quantify the size of the business that you’re walking away from, just roughly?

P. Van Oppen	I think you could do some algebra to get there, because I said at flat revenues, the mix of branded business would move up above 60. I’m not going to be too precise there, but you pick some numbers where branded is of that 60 plus ratio, that will give you where OEM is, and if you compare that to last year, you can get an idea of the magnitudes there. It’s not quite that simple because we have some OEM pieces that are growing and we’re avidly competing for OEM business right now that’s in our sweet spot.

We’re very optimistic with our broad relationships and I include in that when I talk about our sweet spot, I include our mid-range, what we would call libraries as opposed to autoloaders up through Pathlight and I mentioned some software that’s in OEM. We’re competing in all those areas, but there is some roll off business. I don’t know how to be more specific than that, other than telling you could can factor in an implicit

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

decline at the base level to get that mix change. And even at the reasonable level, which as I say I’m going to assign probabilities between those two even that reasonable level, I think you’ll see a little bit of the same phenomena.

G. Saunders	Okay. Thank you.

Coordinator	The next question comes from Naveen Bobba.

N. Bobba	Peter, just going back to your comment on ’05, if the base case revenue does not materialize, should we expect operating margins to be below 3% or is there anything you can do with the model to still deliver those kinds of operating margins?

P. Van Oppen	I missed the middle part. Did you have a target you described?

N. Bobba	I think you said $460 million base case and 3% operating margins. If the base case does not materialize, would the operating margins be lower or can you still deliver that kind of operating margin?

P. Van	Oppen I think if we see that developing, we’ll try pretty hard to take what actions are necessary to retain profitability. We’re very motivated, not for the

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

base case, we’re very motivated for the reasonable case based on our incentives and we’re trying very hard to be profitable. We’re not even at the reasonable case anywhere close to our operating margin target. We, very much are building a strategy where we expect to earn the 10% to 13% operating margin range.

Frankly, either one of those trends we think it’s a matter of timing as opposed to a matter of probability whether we’ll get to those higher levels. We deliver that kind of improved margin trend and a mixed trend. The different top line really reflects our progress towards it, but I think we’ll tend to confirm our ability to get there.

J. Gacek	Naveen, we didn’t use this term much in this call. We talked about it from time-to-time. The quarter really showed the operating leverage. We talked about the components, but if you think about basically operating profit went up more than sales went up and that’s the kind of model that we’re looking at. We think in both moving from the base case up to the reasonable budget will get that phenomenon that would drive the higher level of profitability. That’s one of the reasons why we structured it the way we have, including incentivising the team to get to that reasonable case, because it does create a lot of leverage in that low.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

P. Van Oppen	But we are on an annual basis, I think we would break the model before we start to fall, particularly under that. We’re going to try harder to make sure that that’s not a risk. I think that was the question you were asking.

N. Bobba	I have one housekeeping item, Jon. What a good estimate for interest and other income next quarter?

J. Gacek	I think, Naveen, what we do is consistent with the past few quarters, which is use $600,000 to $700,000 for interest income and then the rest is going to be foreign currency. That’s going to fluctuate up and down. I’d use the $600,000 to $700,000 per quarter for interest. If rates move up, you can do the math off of our cash. Our cash seems to be going up as well. It shows up – it shows the leverage, I think it was at $500,000 not more than two quarters ago.

N. Bobba	Thank you.

Coordinator	The next question comes from Clay Sumner, go ahead.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

C. Sumner	Thank you. When you split out services from product revenues next quarter, can you give us an idea of what to model for service gross margins versus product gross margins?

J. Gacek	You’ll get to see it next quarter.

C. Sumner	Okay. Thank you.

P. Van Oppen	Thanks for nothing is what he said.

J. Gacek	Sorry, Clay.

Coordinator	We’re not showing any further questions at this time. We’ll turn it back over to you for further comments.

P. Van Oppen	Thank you very much both for right on our one-hour duration, which was our target and I know there are a couple other calls beginning right now. We thank you for your participation and look forward to talking to you next quarter regarding first quarter results. That would typically occur the 9th or 10th of February. I’m not sure if we have a date established yet, but that date will be set in the next day or so. Thank you very much and we look forward to talking to you then.

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Moderator: Peter Van Oppen

December 9, 2004/3:15p.m. CST

Coordinator	Thank you for participating. This concludes today’s conference. You may disconnect at this time.